EXHIBIT 5.1

August 7, 2018

Global Partners LP

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Ladies and Gentlemen:

We have acted as counsel to Global Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with (i) the offer and sale (the “Offering”) by the Partnership of 2,760,000 9.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Units”), pursuant to an Underwriting Agreement, dated as of July 31, 2018 (the “Underwriting Agreement”), among the Partnership, Global GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Global Operating LLC, a Delaware limited liability company and the wholly owned subsidiary of the Partnership, and Stifel, Nicolaus & Company, Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, as representative of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”); (ii) the filing of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-222549) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”), which was filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on January 12, 2018 and became effective on January 22, 2018, pursuant to which the offering and sale of the Units are registered; (iii) the filing with the SEC of the Partnership’s preliminary prospectus supplement, dated July 31, 2018, and the Base Prospectus, in the form filed with the SEC July 31, 2018 pursuant to Rule 424(b)(3) under the Act and accepted by the SEC with a filing date of July 31, 2018 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Partnership’s final prospectus supplement, dated July 31, 2018, and the Base Prospectus, in the form filed with the SEC on August 2, 2018 pursuant to Rule 424(b)(5) under the Act and accepted by the SEC with a filing date of August 2, 2018 (the “Prospectus”).

In connection with rendering the opinion hereinafter set forth, we have examined (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus; (iv) the Prospectus; (v) the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”); (vi) the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner; (vii) resolutions of the Board of Directors of the General Partner relating to the Offering; and (viii) such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below.

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In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units to be issued and sold by the Partnership to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Preliminary Prospectus and the Prospectus).

The opinion expressed is limited in all respects to the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Current Report on Form 8-K of the Partnership dated on or about the date hereof and to the use of our name in the Preliminary Prospectus and the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.